Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bright Health Group, Inc. of our report dated March 17, 2021, except for the effects of the stock split as discussed in Note 18 as to which the date is June 4, 2021, relating to the consolidated financial statements of Bright Health Group, Inc. appearing in the Registration Statement (No. 333-256286) on Form S-1, as amended and related prospectus of Bright Heath Group, Inc.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ RSM US LLP

Chicago, Illinois

June 28, 2021